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                                                                   Exhibit 99.3

                              ECHELON CORPORATION

                               VOTING AGREEMENT

     This Voting Agreement (the "Agreement") is made and entered into as of this 11th day of September, 2000, by and among ENEL S.p.A., a Societa per Azioni incorporated under the laws of Italy ("ENEL"), Echelon Corporation, a Delaware corporation (the "Echelon"), and the stockholders listed in Exhibit A hereto (the "Key Holders").

                                  Witnesseth

     Whereas, as of the date of this Agreement, there are 8,506,939 shares of Key Holder Stock (as defined below) issued and outstanding;

     Whereas, ENEL has agreed to purchase, directly or through one or more companies in the ENEL Group (as defined below) (the "Purchase"), 3,000,000 shares of Echelon's Common Stock (as defined below) pursuant to that certain Common Stock Purchase Agreement (the "Purchase Agreement") between Echelon and ENEL, dated as of June 30, 2000;

     Whereas, the Purchase Agreement provides that ENEL shall be entitled to nominate one director to sit on Echelon's Board of Directors and all successors of such director, provided that the ENEL Group owns at least 2,000,000 shares;

     Whereas, in connection with the consummation of the Purchase and pursuant to Section 7.10 of the Purchase Agreement, the Key Holders agree to provide for the future voting of Key Holder Stock as set forth below; and

     Whereas, by Unanimous Written Consent, dated August 17, 2000, the Board of Directors of Echelon passed resolutions (i) increasing the size of Echelon's Board of Directors to eight (8) persons, and (ii) confirming the appointment of Francesco Tato as a director of Echelon, effective on the Closing Date (as defined in the Purchase Agreement).

     Now, Therefore, in consideration of the promises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   AGREEMENT

1.   Certain Definitions

     1.1 The term "beneficial owner" refers to the meaning of such term as provided in Rule 13d-3 promulgated under the Exchange Act. References to the acquiring, holding or ownership of Voting Stock by a person hereunder includes beneficial ownership.

     1.2  "Common Stock" means Echelon's common stock, par value $0.01.

     1.3 "ENEL Group" means ENEL and each company that is an entity "controlled" by ENEL within the meaning of the Exchange Act.
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     1.4  "ENEL Nominee" means each individual designated from time to time by
ENEL for nomination to Echelon's Board of Directors.

     1.5 "ENEL Director" means each ENEL nominee who has been appointed or elected, as the case may be, to Echelon's Board of Directors.

     1.6  "Exchange Act" means the Exchange Act of 1934, as amended.

     1.7 "Key Holder Stock" means any and all Voting Stock (i) registered in the name of or beneficially owned by each Key Holder and his Related Persons and
(ii) in respect of which each Key Person and his Related Persons otherwise exercises or has the power to exercise sole voting power, in each case as of the date hereof and as acquired after the date hereof (through the exercise of stock options or otherwise). In the event that subsequent to the date of this Agreement any shares or other securities are issued on, or in exchange for, any of the Key Holder Stock by reason of any stock dividend, stock split, combination of shares, reclassification or the like, such shares or securities shall be deemed to be Key Holder Stock for purposes of this Agreement.

     1.8 "Related Persons" of any Key Holder means (i) the spouse and minor children of such Key Holder and (ii) trusts whose beneficiaries are such Key Holder, his spouse or minor children, if any.

     1.9 "Voting Stock" means the Common Stock and any other securities issued by Echelon having the power to vote in the election of directors of Echelon (other than securities having such power only upon the happening of a contingency).

2.   GENERAL

     2.1 Each Key Holder irrevocably and unconditionally agrees that such Key Holder shall, and shall cause his Related Persons to vote the Key Holder Stock in accordance with, the provisions of this Agreement.

     2.2 Except as provided by this Agreement, each Key Holder and his Related Persons shall exercise the full rights of a holder of capital stock of Echelon with respect to the Key Holder Stock.

     2.3 For the avoidance of doubt, nothing in this Agreement shall be construed to prevent any Key Holder or Related Person from selling, transferring, encumbering or otherwise conveying Key Holder Stock from time to time in accordance with applicable law and regulations.

3.   Appointment and Election of Directors

     3.1  Nomination

          (a) ENEL's right to nominate any ENEL Nominee (including nominating the then-sitting ENEL Director as the ENEL Nominee for re-election) pursuant to this Agreement and the Purchase Agreement is subject to the ENEL Group (i) owning in the aggregate, as of the

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date of nomination, at least two million (2,000,000) shares of Common Stock
(subject to adjustment for any stock split, reverse stock split or other similar event affecting the Common Stock) or such other number of shares as may be agreed in writing by Echelon and ENEL, and (ii) continuing to own in the aggregate such number of shares of Common Stock until such time as the ENEL Nominee is appointed or elected, as the case may be.

          (b) When the term of a sitting ENEL Director expires, or in the event that a sitting ENEL Director resigns, is removed or otherwise vacates the position on Echelon's Board of Directors, ENEL shall have the right to nominate an ENEL Nominee to replace such ENEL Director, subject to Section 3.1(a).

          (c) Each ENEL Nominee shall be experienced in networking technology and acceptable to Echelon's Board of Directors as of the date of his or her nomination

     3.2  Notice Provisions.

          (a) In the event that a stockholders' meeting of Echelon is to be held for the purpose of voting to elect a slate of directors that includes an ENEL Nominee, Echelon shall provide written notice to ENEL not later than seventy-five (75) days before the date on which the stockholders' vote is to be taken for such purpose (the "Voting Date").

          (b) ENEL shall notify Echelon of the identity of each ENEL Nominee. In the event of a stockholders' meeting as per Section 3.2(a), ENEL shall provide such notice not later than sixty (60) days before the Voting Date.

          (c) Within ten (10) days of receiving notice of the identity of an ENEL Nominee, Echelon shall provide ENEL written notice stating whether or not the ENEL Nominee is acceptable to Echelon's Board of Directors as provided in
Section 3.1(c). If any ENEL Nominee is deemed not acceptable by Echelon's Board of Directors, ENEL shall be entitled to nominate one or more alternative ENEL Nominees until Echelon has notified ENEL that one of the alternative ENEL Nominees is acceptable.

          (d) The notice deadlines in this Section 3.2 are designed to ensure that an ENEL Nominee is accepted sufficiently in advance of any Voting Date to be included in the slate of nominees recommended by Echelon's Board of Directors to stockholders for election as directors. If Echelon reasonably deems it necessary or advisable in order to satisfy its statutory proxy requirements, the parties shall discuss in good faith a modification of such notice deadlines. While Echelon and ENEL each agree to use good faith efforts to comply with the notice deadlines of this Section 3.2 (as the same may be modified from time to time), strict compliance therewith is not required.

     3.3  Election and Appointment.

          (a) In the event that a stockholders' meeting of Echelon is to be held for the purpose of voting to elect a slate of directors that includes an ENEL Nominee:

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               (i)  Echelon and the Key Holders shall ensure that the ENEL
     Nominee nominated from time to time pursuant to Section 3.2 is included in the slate of nominees recommended by Echelon's Board of Directors to stockholders for election as directors.

               (ii) Each Key Holder shall, and shall cause his Related Persons to, (x) attend in person or by proxy every meeting of stockholders of Echelon at which a vote to elect an ENEL Nominee, or any other vote regarding or affecting the ENEL Director or an ENEL Nominee, is to be held and (y) vote or cause to be voted all of the Key Holder Stock (or consent pursuant to an action by written consent of the holders of capital stock of Echelon) in favor of the election of the ENEL Nominee to Echelon's Board of Directors or otherwise as ENEL shall recommend.

          (b) If no such stockholders' meeting is to be held, Echelon and each Key Holder who is a director of Echelon shall use their best efforts and take all necessary action to effect the appointment of the ENEL Nominee to the Board of Directors in accordance with Section 3.4 of the Echelon Amended and Restated Bylaws, with such appointment to become effective upon the expiration of the term of, or upon the resignation, removal or other event for vacating the position, of the preceding ENEL Director.

     3.4  Removal.

          (a) Each ENEL Director shall serve until an ENEL Nominee is duly appointed or elected and qualified as his successor as provided herein and in the Purchase Agreement.

          (b) No Key Holder shall take any action to remove an ENEL Director without the consent of ENEL (and, at the request of ENEL, each Key Holder will take any action required to remove the ENEL Director).

          (c) Section 3.3(b) notwithstanding, a Key Holder may take action to remove the ENEL Director only if such action is necessary in the exercise of such Key Holder's fiduciary duty to Echelon in his capacity as a director of Echelon. In the event of a proposed action for removal of the ENEL Director, the Key Holder shall provide ENEL with (i) written notice of the proposed action and the basis for such action and (ii) if requested by ENEL, a written opinion of counsel reasonably acceptable to ENEL stating that if the Key Holder fails to take the proposed action, such Key Holder could reasonably be deemed to have failed to exercise his fiduciary duties as a director of Echelon.

          (d) ENEL's rights under this Agreement shall not be prejudiced by the removal of an ENEL Director from Echelon's Board of Directors (including, without limitation, the right to nominate an ENEL Nominee to replace any ENEL Director that is so removed).

4.   Termination.

     4.1 General. This Agreement shall continue in full force and effect from the date hereof through the earliest of the following dates, on which date it shall terminate in its entirety (with no effect, however, on the right of a sitting ENEL Director to serve his or her full term of office):

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          (a)  the date on which the ENEL Group owns in the aggregate less than two million (2,000,000) shares of Common Stock (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Common Stock) or such other number of shares as may be agreed in writing by Echelon and ENEL; or

          (b) the date as of which the parties hereto terminate this Agreement by written consent of ENEL and at least a majority in interest of the Key Holders.

5.   Miscellaneous.

     5.1 Key Holder Representations. Each Key Holder represents and warrants to ENEL that (a) except as disclosed in Exhibit A, such Key Holder or his Related Persons owns the Key Holder Stock set forth opposite the name of such Key Holder on Exhibit A, free and clear of liens, claims or encumbrances, and has not, prior to or on the date of this Agreement, executed or delivered any proxy or entered into any other voting agreement or similar arrangement other than one which has expired or been terminated prior to the date hereof, and (b) such Key Holder has full power and capacity to execute, deliver and perform this Agreement, which has been duly executed and delivered by, and evidences the valid and binding obligation of, such Key Holder enforceable in accordance with its terms.

     5.2 Permitted Assignments. No party shall assign, delegate or otherwise transfer any of their rights or obligations under this Agreement without the prior written consent of the other parties hereto, except by operation of law.

     5.3 Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the each of the parties hereto and their successors and permitted assigns.

     5.4 Specific Performance. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto or to their successors or assigns by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable. If any party hereto or such party's successors or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such personal representative has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

     5.5 Governing Law. This Agreement, and the rights of the parties hereto, shall be governed by and construed in accordance with the laws of California as such laws apply to agreements among California residents made and to be performed entirely within the State of California.

     5.6 Amendment or Waiver. This Agreement may be amended (or provisions of this Agreement waived) only by an instrument in writing signed by ENEL and the Key Holders, provided that any such amendment that shall materially and adversely affect Echelon shall require the consent of Echelon. Any amendment or waiver so effected shall be binding upon each of the parties hereto and their successors and permitted assigns.

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     5.7   Severability.  In the event one or more of the provisions of this
Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

     5.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same agreement.

     5.9 Waiver. No waivers of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.

     5.10 Attorney's Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all reasonable fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

     5.11 Notices. Any notices required or permitted under this Agreement shall be given in writing sent by telecopy or internationally recognized courier and shall be deemed effectively given upon confirmation of receipt, if sent by telecopy, or upon delivery, if sent by courier.

     Notices shall be addressed (a) to ENEL at Viale Regina Margherita, 137, 00198 Rome, Italy, Attn. Salvatore Cardillo, Telecopy: (39) 06-850-920-42, (b) to Echelon at 4015 Miranda Avenue, Palo Alto, California 94304, Attn: Oliver R. Stanfield, Telecopy: (408) 328-3843 and (c) to Key Holders at the address appearing on the books of Echelon for such Key Holder or at such other address as any party may designate by ten (10) days advance written notice to the other party

     5.12 Entire Agreement. This Agreement and the Exhibit hereto, along with the Purchase Agreement and the Schedule thereto, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

     5.13 Effectiveness. This Agreement in its entirety shall be effective upon execution by the Key Holders, Echelon and ENEL.

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

     In Witness Whereof, the parties hereto have executed this Voting Agreement as of the date first above written.

Echelon Corporation


By: /s/ M. Kenneth Oshman
    -------------------------------------
     M. Kenneth Oshman
     Chairman of the Board, President and
     Chief Executive Officer



Key Holders:


/s/ M. Kenneth Oshman
-----------------------------------------
M. Kenneth Oshman


/s/ Robert J. Finocchio, Jr.
-----------------------------------------
Robert J. Finocchio, Jr.


/s/ Armas Clifford Markkula, Jr.
-----------------------------------------
Armas Clifford Markkula, Jr.


/s/ Robert R. Maxfield
-----------------------------------------
Robert R. Maxfield


/s/ Richard M. Moley
-----------------------------------------
Richard M. Moley


/s/ Arthur Rock
-----------------------------------------
Arthur Rock


/s/ Larry Sonsini
-----------------------------------------
Larry Sonsini


/s/ Oliver R. Stanfield
-----------------------------------------
Oliver R. Stanfield


                                VOTING AGREEMENT

                                    ENEL S.p.A.


                                    By: /s/ Francesco Tato
                                        -------------------------------------
                                        Francesco Tato
                                        Director and Chief Executive Officer

                                VOTING AGREEMENT

                                   Exhibit A

                              LIST OF KEY HOLDERS


                                                            Shares of Voting
     Name                                                        Stock
     -----------------------------------------------    ------------------------

     M. Kenneth Oshman (1)                                             5,112,028

     Robert J. Finocchio, Jr.                                                  0

     Armas Clifford Markkula, Jr. (2)                                  1,539,355

     Robert R. Maxfield (3)                                              413,230

     Richard M. Moley                                                    100,589

     Arthur Rock (4)                                                     690,376

     Larry W. Sonsini                                                     12,761

     Oliver R. Stanfield (5)                                             638,600
                                                                       ---------

     Total:                                                            8,506,939
                                                                       =========

     -------

1. Echelon has the right, but not the obligation, to repurchase 250,000 shares owned by Mr. Oshman if he should discontinue his employment with Echelon. This repurchase rights expires on September 17, 2000.

2. Echelon has the right, but not the obligation, to repurchase 1,25 shares owned by Mr. Markkula if he should cease to serve on Echelon's Board of Directors. This repurchase rights expires on April 23, 2001.

3. Echelon has the right, but not the obligation, to repurchase 1,250 shares owned by Mr. Maxfield if he should cease to serve on Echelon's Board of Directors. This repurchase rights expires on April 23, 2001.

4. Echelon has the right, but not the obligation, to repurchase 1,250 shares owned by Mr. Rock if he should cease to serve on Echelon's Board of Directors. This repurchase rights expires on April 23, 2001.

5. Mr. Stanfield has pledged 300,000 of such shares to Bank of America as security for a loan that can be used to purchase a principal residence.

                               VOTING AGREEMENT